UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2018

Worlds Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24115	22-1848316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Royal Road, Brookline, Massachusetts	02445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 725-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 28, 2018 the Company entered into an employment agreement with its President and CEO, Thom Kidrin, effective September 1, 2018 when his current employment expires. The agreement is for five years with a one-year renewal option held by Mr. Kidrin and is essentially the same as his previous employment agreement.  The agreement provides for a base salary of $200,000, which increases 10% on September 1 of each year; a monthly car allowance of $500; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase five million shares of the registrant’s common stock at an exercise price equal to the closing market price on the date of grant, of which 2 million options vest immediately and the balance equally over the next two anniversary dates; a death benefit of at least $2 million dollars; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.

The foregoing description of the employment Agreement is qualified in its entirety by reference to the employment agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated by reference in this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Information is provided in Item 1.01 above with respect to a compensation arrangement with an officer and is incorporated herein by reference to this Item 5.02.

On August 28, 2018, the board of directors of the registrant appointed Peter Christos and Leonard Toboroff to be directors of the registrant and to hold such office until the earlier of their resignation or until after the next annual meeting of shareholders and their successors have been duly elected and assumed office. No arrangement or understanding exists between Messrs. Christos and Toboroff pursuant to which they were selected as directors. It has not been determined yet which committees of the board of directors, if any, Messrs. Christos and Toboroff will be appointed. Pursuant to the policy previously established by the registrant, Messrs. Christos and Toboroff are each hereby granted on the date of their appointment (i) 150,000 options that vest immediately upon grant and are exercisable for five years from the date of grant at an exercise price equal to the closing price of the registrant’s common stock on the grant date and (ii) an additional 100,000 options representing the amount of the annual grant given to all non-employee directors, which options shall vest in 12 months from their date of grant provided the director remains in office for at least six (6) months and are exercisable for five years from the date of grant at an exercise price equal to the closing of the registrant’s common stock on the grant date.

Item 9.01. Financial Statements and Exhibits

(d)        Exhibits

Exhibits	Description

10.1	Employment Agreement dated August 28, 2018 between the Registrant and Thom Kidrin

(1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDS INC.

Dated: September 4, 2018
By: /s/ Thomas Kidrin Thomas Kidrin, President

(2)

EXHIBIT INDEX

Exhibits	Description

10.1	Employment Agreement dated August 28, 2018 between the Registrant and Thom Kidrin

(3)